Exhibit 10.27


                               SECOND AMENDMENT TO
               EXPRESS SCRIPTS, INC. 2000 LONG-TERM INCENTIVE PLAN

                                    RECITALS

A. Express Scripts, Inc. (the "Company") currently has a 2000 Long-Term Incentive Plan, which was adopted August 9, 2000, amended February 6, 2001, and approved by stockholders on May 23, 2001 (the "2000 Plan").

B. On December 19, 2001 (the "Board Approval Date"), the Board of Directors of the Company approved this Second Amendment to the 2000 Plan as set forth herein.

                                    AMENDMENT

1. Amendment to Subsection 6(f)(i)(E), Reasons other than Termination for Cause, Death, Retirement or Disability. With respect to Options and Stock Appreciation Rights granted on or after the Board Approval Date, Subsection 6(f)(i)(E) of the 2000 Plan is hereby amended as follows:

                           (E) Reasons other than Termination for Cause, Death,
                  Retirement or Disability. If a Participant's employment terminates for any reason other than death, Disability, Retirement or by the Company for Cause, then any Non-Qualified Stock Option or Stock Appreciation Right that has not expired or been terminated shall remain exercisable for one year after termination of the Participant's employment (and any Incentive Stock Option that has not expired or been terminated shall remain exercisable for three months after termination of the Participant's employment), but only to the extent that such Option or Stock Appreciation Right was exercisable immediately prior to such Participant's termination of employment.

2. Amendment to Subsection 6(f)(i)(F), Expiration of Term. With respect to Options and Stock Appreciation Rights granted on or after the Board Approval Date, Subsection 6(f)(i)(F) of the 2000 Plan is hereby amended as follows:

                           (F) Expiration of Term. Any portion of an Option or
                  Stock Appreciation Right that remains unexercisable upon termination of employment (after taking into account the foregoing paragraphs (A)-(E)) shall terminate immediately upon such termination of employment. Any portion of an Option or Stock Appreciation Right that is, or becomes, exercisable upon termination of employment which is not exercised within the applicable period set forth in the foregoing paragraphs
                  (A)-(E), except as otherwise provided by the Company in the applicable Agreement, shall terminate as of the end of the applicable period described in such paragraphs. Notwithstanding the foregoing, or any other

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                  provision of this Plan to the contrary, in no event shall an
                  Option or a Stock Appreciation Right be exercisable after expiration of the Term of such Award.

3. Options and Stock Appreciation Rights Granted Prior to Board Approval Date. This Second Amendment shall not apply to Options and Stock Appreciation Rights granted under the 2000 Plan before the Board Approval Date, and such Options and Stock Appreciation Rights granted under the 2000 Plan before the Board Approval Date shall continue to be subject to the provisions of Subsections 6(f)(i)(E) and 6(f)(i)(F) as in effect immediately prior to the Board Approval Date.

4. Effective Date of the Second Amendment. The effective date of this Second Amendment shall be the Board Approval Date. Except as otherwise provided in this Second Amendment, the terms and conditions of the 2000 Plan shall remain in full force and effect.